Exhibit 7.4

EQUITY COMMITMENT LETTER

November [    ], 2020

Juneau Parent Co, Inc.

c/o Macquarie Capital

125 West 55th Street

New York, New York 10019

Ladies and Gentlemen:

We refer to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), by and among Alaska Communications Systems Group, Inc., a Delaware corporation (the “Company”), Juneau Parent Co, Inc., a Delaware corporation (“Parent”), and Juneau Merger Co, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to which the Company, Parent and Merger Sub have agreed to consummate the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Agreement, with the Company surviving as a wholly-owned Subsidiary of Parent (the “Merger”), (ii) that certain Limited Guarantee, dated as of the date hereof (the “Limited Guarantee”), by [            ], an [            ] (the “Equity Investor”), in favor of the Company, and (iii) that certain Equity Commitment Letter in favor of [            ] (the “Co-Investor Equity Commitment Letter”) and that certain Limited Guarantee in favor of the Company (the “Co-Investor Guarantee”), each dated as of the date hereof and entered into by [            ] a Delaware limited partnership (the “Co-Investor”). Capitalized terms used but not defined in this letter agreement are used with the meanings given to them in the Agreement.

1.

Commitment. On the terms and subject to the conditions of this letter agreement, the Equity Investor agrees to, directly or indirectly, upon the Company, Parent and Merger Sub becoming obligated under the Agreement to effect the Closing, purchase shares of Parent’s common stock in immediately available United States dollar-denominated funds in an aggregate amount in cash equal to $[            ] (the “Equity Commitment”), solely for the purpose of funding the Merger Consideration and such other amounts to be funded at or about the Effective Time as contemplated by Sections 2.04 and 2.06 of the Agreement, on the terms and subject to the conditions set forth therein. The Equity Investor’s agreement hereunder to purchase common stock of Parent may be effected, directly or indirectly, by or through one or more entities; provided, that the Equity Investor shall at all times remain obligated to satisfy all of its obligations under the terms of this letter agreement. Notwithstanding anything to the contrary herein or in the Agreement, the Equity Investor will not be under any obligation whatsoever, at any time, to fund or pay, or to cause there to be funded or paid, any amount in excess of, in the aggregate, the Equity Commitment. The total amount obligated to be funded under this letter agreement, if, as and when due, will, in the event that the Closing under the Agreement will simultaneously occur with the funding of the Equity Commitment hereunder, be reduced by an amount equal to fifty percent (50%) of the amount by which the full amount of the Equity

Commitment (plus (x) the amount of the Debt Financing needed to fund the Merger actually funded at or about the Effective Time and (y) the full amount of the Equity Commitment (as defined in the Co-Investor Equity Commitment Letter) to be provided by the Co-Investor pursuant to the Co-Investor Equity Commitment Letter) exceeds the aggregate amount necessary for Parent to fund the payments at or about the Effective Time as contemplated by Sections 2.04 and 2.06 of the Agreement; provided, however, that the Equity Commitment shall not be reduced such that the ratio of the aggregate Debt Financing actually funded at Closing to the aggregate Equity Commitment and Equity Commitment (as defined in the Co-Investor Equity Commitment Letter) actually funded at Closing would exceed 2:1.

2.

Conditions. Notwithstanding anything to the contrary herein, the obligations of the Equity Investor pursuant to Section 1 above to, directly or indirectly, fund the Equity Commitment to Parent as provided in Section 1 hereof, are subject to: (a) the waiver or satisfaction in full of each of the conditions precedent to the Closing set forth in Sections 7.01 and 7.02 of the Agreement in accordance with the terms and conditions thereof (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be satisfied if the Closing were to occur on the date the Equity Commitment is to be funded); (b) the Debt Financing is available to be funded at the Closing and has been funded or will be funded at the Closing in at least the full amount contemplated by the Debt Financing Commitment Letter, if the Equity Financing is funded; and (c) the substantially concurrent consummation of the Closing on the terms and subject to the conditions of the Agreement.

3.

Termination. The Equity Investor’s obligation to fund the Equity Commitment shall terminate and be of no further force or effect immediately and automatically upon the earliest of (a) the consummation of the Closing and the payment at or about the Effective Time of the amounts required to be paid by Parent pursuant to Sections 2.04 and 2.06 of the Agreement, (b) the valid termination of the Agreement in accordance with the terms and conditions thereof, (c) the Company or any of its Subsidiaries or any of their respective successors or assigns asserting, directly or indirectly, in any suit, litigation, arbitration, action or other proceeding, any claim (whether at law or equity or in tort, contract or otherwise) (each, an “Action”) against the Equity Investor or any of its Non-Recourse Parties, that any of the limitations on such Person’s liability set forth in the Agreement, the Limited Guarantee or this letter agreement or any document or agreement referenced herein or therein are illegal, invalid or unenforceable (which, for the avoidance of doubt, shall not include Actions asserted by (i) the Company seeking any remedy under the Confidentiality Agreement or against Parent, Merger Sub or their successors or assigns pursuant to, and subject to the terms of, the Agreement, (ii) the Company seeking any remedy against the Equity Investor or its successors or assigns pursuant to, and subject to the terms of, the Limited Guarantee or (iii) the Company seeking any remedy against the Equity Investor or its successors or assigns pursuant to, and subject to the terms of, this letter agreement) and such Action has not been withdrawn promptly after the Company becomes aware of its inadvertent filing (and, in any event, within five Business Days of its filing) and (d) the Company or any of its Subsidiaries or any of their respective successors or assigns asserting, directly or indirectly, in any Action against the Co-Investor or any of its Non-Recourse Parties (as defined in the Co-Investor Equity Commitment Letter), that any of the limitations on such Person’s liability set forth in the Agreement, the Co-Investor

Guarantee or the Co-Investor Equity Commitment Letter or any document or agreement referenced therein are illegal, invalid or unenforceable (which, for the avoidance of doubt, shall not include Actions asserted by (i) the Company seeking any remedy under the Confidentiality Agreement or against Parent, Merger Sub or their successors or assigns pursuant to, and subject to the terms of, the Agreement, (ii) the Company seeking any remedy against the Co-Investor pursuant to, and subject to the terms of, the Co-Investor Guarantee or (iii) the Company seeking any remedy against the Co-Investor pursuant to, and subject to the terms of, the Co-Investor Equity Commitment Letter) and such Action has not been withdrawn promptly after the Company becomes aware of its inadvertent filing (and, in any event, within five Business Days of its filing). Upon any such termination of the Equity Investor’s obligation to fund the Equity Commitment, all obligations hereunder will terminate and no party hereto shall have any liability or obligation whatsoever hereunder to any Person; provided, however, that notwithstanding the foregoing, the provisions contained in Sections 3 through 15 hereof shall survive indefinitely any termination of this letter agreement.

4.

Parties in Interest; Enforceability. The parties agree that this letter agreement shall be binding upon and inure solely to the benefit of Parent and the Equity Investor and nothing herein, express or implied, is intended or shall confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that, in consideration for the representations, warranties, covenants and agreements of the Company set forth in the Agreement and the Company’s agreement to comply with the terms of Section 15 hereof, the Company is entitled to rely on and enforce this letter agreement against the Equity Investor as an express third-party beneficiary solely in the event that the Company is entitled, in accordance with Section 9.09 of the Agreement, specific performance of the Equity Investor’s obligation to fund the Equity Commitment and Parent’s obligation to cause the Equity Financing to be funded. Except as provided in the foregoing proviso, this letter agreement may only be enforced by Parent at the direction of the Equity Investor in its sole discretion, and Parent shall have no right to enforce this letter agreement unless directed to do so by the Equity Investor in its sole discretion. None of Parent’s, Merger Sub’s or the Company’s creditors shall have any right to, directly or indirectly, enforce this letter agreement or cause Parent to enforce this letter agreement.

5.

No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, the Agreement or the Limited Guarantee, or any other document or instrument delivered in connection herewith or therewith, each of Parent and the Company covenants, agrees and acknowledges that no Person shall have any liability, obligation or commitment of whatever nature, known or unknown, whether due or to become due, assigned or unassigned, absolute, contingent or otherwise (collectively, “Liability”) hereunder, and that no right, remedy, recourse or recovery (whether at law or equity, in tort, contract or otherwise) hereunder shall be had against, and no personal liability hereunder whatsoever shall attach to, be imposed on or otherwise be incurred by, any former, current or future director, officer, manager, member, partner (general or limited), employee, representative, agent, stockholder, equity holder, controlling person, affiliate or assignee of the Equity Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, equity holder, controlling person, representative, agent, affiliate or assignee of any of the foregoing (or any of the foregoing’s respective successors and assigns) (the “Non-Recourse Parties”), whether by or through attempted piercing of the corporate veil, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, and each of Parent and the Company irrevocably waive and release all claims arising from, related to or in connection therewith, except the foregoing shall not limit (i) any obligations of the Equity Investor under this letter agreement, subject to the terms and conditions hereof, (ii) any obligations of Parent or Merger Sub under the Agreement, subject to the terms and conditions thereof, (iii) any obligations of the Equity Investor under the Limited Guarantee, subject to the terms and conditions thereof, (iv) any obligations of the Co-Investor under the Co-Investor Equity Commitment Letter and the Co-Investor Guarantee, subject to the terms and conditions thereof and (v) any obligations under the Confidentiality Agreement. Notwithstanding anything to the contrary herein, each Non-Recourse Party is an express third-party beneficiary of this Section 5.

6.

Assignment. Neither this letter agreement nor any of the rights and benefits hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of the other parties hereto; provided, that the Equity Investor may expressly assign all or any part of its rights and delegate all or any part of its obligations to one or more of its Affiliates or any other provider of equity financing, only on the condition that the Equity Investor shall remain obligated for all obligations so delegated and shall remain entitled to all of the rights and benefits hereunder.

7.

Entire Agreement. This letter agreement, together with the Limited Guarantee and the Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior and contemporaneous agreements and understandings, written or oral, express or implied between them in respect thereof. This letter agreement may not be amended, supplemented, waived or modified without the express written consent of Parent, the Company and the Equity Investor.

8.

Counterparts. This letter agreement may be executed in counterparts (including by means of facsimile, e-mail or other means of electronic transmission in “portable document format”), and all counterparts taken together shall constitute one and the same instrument.

9.	Governing Law; Jurisdiction; Limitation on Liability.

(a)

THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF DELAWARE IN THE UNITED STATES OF AMERICA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)

Each party hereto agrees that it shall bring any litigation with respect to any claim arising out of or related to this letter agreement or the transactions contained in or contemplated by this letter agreement exclusively in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (together with the appellate courts thereof, the “Chosen Courts”), and, solely in connection with claims arising under this letter agreement or any of the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if given in accordance with applicable law and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient. Notwithstanding anything herein to the contrary, (A) nothing in this Section 9 shall prohibit any party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (B) each party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

(c)

Under no circumstances will any liability (whether direct or indirect, in contract or tort or otherwise) of the Equity Investor with respect to this letter agreement include any special, indirect, consequential or punitive damages.

10.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.	Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Agreement (and shall be deemed given as specified therein).

12.

Relationship. Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Equity Investor under this letter agreement are solely contractual in nature.

13.	Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter agreement.

14.	Currency. Notwithstanding anything to the contrary herein, all payments required to be made hereunder shall be made in United States dollars.

15.

Confidentiality. Investor acknowledges and agrees to be bound by all obligations and agreements of Macquarie Capital (USA) Inc. under the letter agreement dated as of March 16, 2020 (as such letter agreement may have been subsequently amended or modified) between Macquarie Capital (USA) Inc. and Alaska Communications LLC, a Subsidiary of the Company, until this letter agreement is terminated in accordance with its terms. The Company (and any Person who shall receive a copy hereof as permitted pursuant hereto) shall keep the existence of this letter agreement and its terms strictly confidential and shall not disclose the existence of this letter agreement or its terms to anyone outside of Parent, the Company, Merger Sub and the Co-Investor, except with the prior written consent of the Equity Investor; provided, that the Company may disclose the fact that this letter agreement exists, this letter agreement or its terms (i) in connection with any litigation relating to the Equity Commitment, this letter agreement, the Agreement and the transactions contemplated hereby and thereby or (ii) as required by applicable law, regulation, stock market exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process; provided, further, that in the case of a disclosure pursuant to the foregoing clause (ii), the Company shall, to the extent legally permissible, provide the Equity Investor with advance notice of such disclosure, cooperate with the Equity Investor to the extent it may seek to limit such disclosure, disclose no more than, according to the advice of the Company’s counsel, is required to be disclosed, and exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such disclosure. The Company may disclose this letter agreement to its employees, officers, directors, managers, equity holders and advisors on a need to know and confidential basis.

16.	Representations and Warranties. The Equity Investor hereby represents and warrants to Parent that:

a.

it is an entity duly organized validly existing and in good standing under the laws of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this letter agreement;

b.

the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this letter agreement;

c.

this letter agreement has been duly and validly executed and delivered by it and, upon execution by Parent, this letter agreement shall be in full force and effect and shall constitute a valid and binding agreement of the Equity Investor, enforceable against it in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally; and

d.

the execution, delivery and performance by it of this letter agreement do not and will not (i) violate its organizational and governing documents, (ii) violate any applicable law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party.

[Remainder of page intentionally left blank]

Yours faithfully,

Macquarie Financial Holdings Pty Limited

By:

Name:
Title:

By:

Name:
Title:

Address:

Attention:

Email:

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
The New York Times Building 620 Eighth Avenue
New York, NY 10018
Attention: Ilan S. Nissan, Michael R. Patrone
Email: INissan@goodwinlaw.com; MPatrone@goodwinlaw.com

[Signature Page to Equity Commitment Letter]

ACKNOWLEDGED AND AGREED:

Juneau Parent Co, Inc.

By:
Name:
Title:

[Signature Page to Equity Commitment Letter]